EXHIBIT 99.1

Adaptive Biotechnologies Announces Preliminary Fourth Quarter and Full Year 2025 Results

Full year MRD revenue growth of 46% driven by clonoSEQ® testing volume

SEATTLE, January 12, 2026 – (GLOBE NEWSWIRE) – Adaptive Biotechnologies Corporation (Nasdaq: ADPT), a commercial stage biotechnology company that aims to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, today announced preliminary, unaudited results for the fourth quarter and full year ended December 31, 2025.

•	Total revenue for the fourth quarter and full year 2025 was approximately $72 million and $277 million, representing an increase of 51% and 55%, respectively, over the corresponding periods in 2024.

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MRD revenue for the fourth quarter and full year 2025 was approximately $62 million and $212 million, representing an increase of 54% and 46%, respectively, over the corresponding periods in 2024. Excluding MRD regulatory milestone revenue, MRD revenue for full year 2025 grew 45% over the corresponding period in 2024.

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clonoSEQ test volume increased 43% to approximately 30,000 tests in the fourth quarter 2025 compared to the fourth quarter 2024 and ended the year with approximately 105,600 tests delivered, up 39% compared to full year 2024.

•	Cash, cash equivalents and marketable securities were approximately $227 million as of December 31, 2025.[1]

“2025 was a pivotal year for Adaptive, marked by accelerating momentum across our MRD business driven by strong growth in clonoSEQ adoption,” said Chad Robins, chief executive officer and co-founder of Adaptive Biotechnologies. “As we look ahead to 2026, we are well-positioned to extend our leadership in MRD testing, sustain strong clonoSEQ volume and ASP growth, and further expand MRD profitability.”

Adaptive Biotechnologies plans to release its complete fourth quarter and full year 2025 financial results during its earnings call in February 2026.

[1]	Excludes Digital Biotechnologies, Inc. cash and cash equivalents.

Forward-Looking Statements

All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding Adaptive’s financial results for the fourth quarter and full year ended December 31, 2025 and its goals and strategies for 2026. In some cases, you can identify forward-looking statements by the words “may,” “expect,” “plan,” “believe,” “estimate,” “predict,” “project,” “continue,” or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate.

In particular, with respect to our preliminary financial results for the fourth quarter and full year ended December 31, 2025, we have not completed preparation of our financial statements for the fourth quarter or full year of 2025. The revenue, cash, test volumes and other results presented herein are preliminary and unaudited and are thus inherently uncertain and subject to change as Adaptive completes its customary year-end close, prepares its financial statements and completes the audit thereof. This press release does not disclose estimated expenses, although we expect fourth quarter and full year 2025 net loss to decrease compared to comparable periods in 2024. The final results for the fourth quarter and full year ended December 31, 2025 may differ materially from these estimates. Adaptive’s expectations with respect to its preliminary, unaudited results herein are based upon management estimates and are the responsibility of management. Adaptive’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results.

The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

About Adaptive Biotechnologies

Adaptive Biotechnologies (“we” or “our”) is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed. We apply our platform to partner with biopharmaceutical companies, inform drug development, and develop clinical diagnostics across our two business segments: Minimal Residual Disease (MRD) and Immune Medicine. Our commercial products and clinical pipeline enable the diagnosis, monitoring, and treatment of diseases such as cancer and autoimmune disorders. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient.

ADAPTIVE INVESTORS

Karina Calzadilla, Vice President, Investor Relations and FP&A

201-396-1687

investors@adaptivebiotech.com

ADAPTIVE MEDIA

Erica Jones, Associate Corporate Communications Director

206-279-2423

media@adaptivebiotech.com